SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 8)



                                SUN BANCORP, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
 -------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 30, 2005
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

 ---------------------------    ------------------    --------------------------
 CUSIP No.  86663B 10 2                 13G                   Page 2 of 10 Pages
 ---------------------------    ------------------    --------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Bernard A. Brown
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_] (b) [_]

              N/A
--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
  NUMBER OF              5        SOLE VOTING POWER

   SHARES                         723,049 Shares
                     -----------------------------------------------------------
BENEFICIALLY             6        SHARED VOTING POWER

  OWNED BY                        2,250,192 Shares
                     -----------------------------------------------------------
   EACH                  7        SOLE DISPOSITIVE POWER

 REPORTING                        2,022,461 Shares
                     -----------------------------------------------------------
PERSON WITH              8        SHARED DISPOSITIVE POWER

                                  2,250,192 Shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  4,272,653 Shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES  [_]

              N/A
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  21.95%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

---------------------------    ------------------    ---------------------------
CUSIP No.  86663B 10 2                13G                     Page 3 of 10 Pages
---------------------------    ------------------    ---------------------------

      1       NAME OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Shirley G. Brown
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]  (b) [_]

              N/A
--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
  NUMBER OF              5        SOLE VOTING POWER

   SHARES                               -
                     -----------------------------------------------------------
BENEFICIALLY             6        SHARED VOTING POWER

  OWNED BY                        536,129 Shares
                     -----------------------------------------------------------
   EACH                  7        SOLE DISPOSITIVE POWER

 REPORTING                              -
                     -----------------------------------------------------------
PERSON WITH              8        SHARED DISPOSITIVE POWER

                                  536,129 Shares
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  536,129 Shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES  [_]

              N/A
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  2.95%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

---------------------------    ------------------    ---------------------------
CUSIP No.  86663B 10 2                13G                     Page 4 of 10 Pages
---------------------------    ------------------    ---------------------------

      1       NAME OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              #21-0608702
              Vineland Construction Company
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]  (b) [_]

              N/A
--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey
--------------------------------------------------------------------------------
  NUMBER OF              5        SOLE VOTING POWER

   SHARES                         1,278,772 Shares
                     -----------------------------------------------------------
BENEFICIALLY             6        SHARED VOTING POWER

  OWNED BY                                -
                     -----------------------------------------------------------
   EACH                  7        SOLE DISPOSITIVE POWER

 REPORTING                        1,278,772 Shares
                     -----------------------------------------------------------
PERSON WITH              8        SHARED DISPOSITIVE POWER

                                          -
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,278,772 Shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES  [_]

              N/A
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  7.04%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              co
--------------------------------------------------------------------------------

---------------------------    ------------------    ---------------------------
CUSIP No.  86663B 10 2                13G                     Page 5 of 10 Pages
---------------------------    ------------------    ---------------------------

      1       NAME OF REPORTING PERSONS

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              #22-6083927
              THE BROWN FOUNDATION
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]  (b) [_]

              N/A
--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey
--------------------------------------------------------------------------------
  NUMBER OF              5        SOLE VOTING POWER

   SHARES                         435,291 Shares
                     -----------------------------------------------------------
BENEFICIALLY             6        SHARED VOTING POWER

  OWNED BY                              -
                     -----------------------------------------------------------
   EACH                  7        SOLE DISPOSITIVE POWER

 REPORTING                        435,291 Shares
                     -----------------------------------------------------------
PERSON WITH              8        SHARED DISPOSITIVE POWER

                                        -
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  435,291 Shares
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES  [_]

              N/A
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  2.40%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              oo
--------------------------------------------------------------------------------

         Item 1(a).  Name of Issuer:
         --------------------------

                  Sun Bancorp, Inc.

         Item 1(b).  Address of Issuer's Principal Executive Offices:
         -----------------------------------------------------------

                  226 Landis Avenue, Vineland, New Jersey 08360

         Item 2(a).  Name of Person Filing:
         ---------------------------------

                  Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

         Item 2(b). Address of Principal Business Office or, if None, Residence:
         ----------------------------------------------------------------------

                  71 West Park Avenue, Vineland, New Jersey 08360

         Item 2(c).  Citizenship:
         -----------------------

                  Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

         Item 2(d).  Title of Class of Securities:
         ----------------------------------------

                  Common Stock, $1.00 par value per share.

         Item 2(e).  CUSIP Number:
         ------------------------

                  86663B 10 2

         Item 3.
         -------

                  Not Applicable.

Item 4.  Ownership:
------------------

         The following information relates to the reporting persons' ownership as of December 31, 2005.

          (a)     Amount beneficially owned:

                  Mr. Brown
                  ---------

                  4,272,653 shares (1)

                  Mrs. Brown
                  ----------

                  536,129 shares

                  Vineland Construction Company
                  -----------------------------

                  1,278,772 shares

                  The Brown Foundation
                  --------------------

                  435,291 shares

          (b)     Percent of Class:

                  Mr. Brown
                  ---------

                  21.95%

                  Mrs. Brown
                  ----------

                  2.95%

                  Vineland Construction Company
                  -----------------------------

                  7.04%

                  The Brown Foundation
                  --------------------

                  2.4%

          (c)     Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           723,049 shares

                           Vineland Construction Company
                           -----------------------------
                           1,278,772 shares

                           The Brown Foundation
                           --------------------
                           435,291 shares

                  (ii) Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,250,192 shares (2)

                           Mrs. Brown
                           ----------
                           536,129 shares

                  (iii) Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,022,461 shares (3)

                           Vineland Construction Company
                           -----------------------------
                           1,278,772 shares

                           The Brown Foundation
                           --------------------
                           435,291 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,250,192 shares (2)

                           Mrs. Brown
                           ----------
                           536,129 shares


(1) Includes shares held by Bernard A Brown, Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(2) Includes shares held by Shirley G. Brown, Vineland Construction Company and the Brown Foundation.
(3) Includes shares held by Bernard Brown and 1,299,412 shares underlying options which are exercisable within 60 days of December 31, 2005.

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------
         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------
         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         -------
         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------
         Not Applicable.

Item 9.  Notice of Dissolution of Group:
---------------------------------------
         Not Applicable.

Item 10.  Certification:
-----------------------
         Not Applicable.

Exhibits
--------

99.1 Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 14,  2006                                 /s/Bernard A. Brown
                                                         -----------------------
                                                         Bernard A. Brown